Exhibit 10.19

UNSECURED NOTES AGREEMENT

A.             (collectively the “Noteholders”) are the holders of unsecured promissory notes of Xenonics in the principal amounts indicated on Exhibit “A” attached hereto (the “Unsecured Notes”).

B. The Noteholders agree that the maturity date of the Unsecured Notes is hereby extended to October 15, 2014.

C. Xenonics agrees to pay to the Noteholders all accrued and past due interest on the Unsecured Notes on January 31, 2014, and thereafter during the extended term of the maturity of the Unsecured Notes, Xenonics agrees to continue to pay the Noteholders 13% interest on the unpaid principal of Unsecured Notes, payable quarterly.

D. In consideration for the Noteholders’ extending the maturity of the Unsecured Notes, Xenonics will issue to the Noteholders’ five-year warrants (in the amounts set forth on Exhibit A hereto) to purchase Xenonics common stock at a price of $.12 per share, and the presently outstanding warrants listed on Exhibit A are hereby modified to provide for a term of five years and an exercise price of $.12 per share. Such warrants shall not be amended or modified in any other respect.

(Signatures on the following page)

Dated as of: December 10, 2013.	XENONICS, INC. By: Alan Magerman Chairman of the Board